Exhibit 10.27
MARATHON OIL COMPANY
EXCESS BENEFIT PLAN
Amended and Restated As Of
January 1, 2006

EXCESS BENEFIT PLAN
ARTICLE I
I.	Purpose

On February 5, 1976, the Board of Directors of the former Marathon Oil Company (now named Marathon Oil Company) resolved, effective January 1, 1976, to compensate employees for the loss of benefits under the Retirement Plan of Marathon Oil Company (the “Retirement Plan”) and the loss of Company contributions to the Marathon Oil Company Thrift Plan (the “Thrift Plan”) that occur due to the limits placed by the Internal Revenue Code (IRC) on benefits payable and contributions permitted under qualified plans. On the date of that resolution, the only limits placed by the IRC were those contained in IRC §415.

On May 6, 1982, the former Marathon Oil Company adopted a Plan of Partial Liquidation. Pursuant to the Plan of Partial Liquidation and an Agreement for Implementation of Plan of Partial Liquidation dated July 10, 1982, Marathon Oil Company (formerly USS Holdings Company, Inc.) assumed all of the obligations, terms, and conditions of the Retirement Plan, Thrift Plan, and this Excess Benefit Plan. As a result, the term “Company” as referred to herein shall include all members of the controlled group of corporations to which Marathon Oil Company belongs.

On July 5, 1988, the Executive Committee of the Board of Directors of Marathon Oil Company approved amendments to this Excess Benefit Plan effective January 1, 1988, designed to compensate employees for the loss of benefits under the Retirement Plan and the Thrift Plan due to certain additional limitations on benefits payable under qualified plans and contributions permitted under qualified plans which were added to the IRC by the Tax Reform Act of 1986. These limitations include IRC §415, IRC §401(k), IRC §401(m), IRC §402 (g), and IRC §401 (a)(17).

Effective January 1, 2006, this Excess Benefit Plan is restated to incorporate prior amendments.

This Excess Benefit Plan sets forth the terms and conditions under which benefits designed to compensate employees for the aforementioned losses of benefits shall be accrued and paid by the Company.
ARTICLE II
II.	Eligibility

The following individuals are eligible to accrue Excess Benefit Plan benefits:
A.	Every individual who qualifies for a benefit under the terms of the Retirement

Plan and whose benefit as determined under Article V, Section A, or B and C, of the Retirement Plan is reduced by any of the following limitations:
1.	IRC §415; or

2.	The annual compensation limit as set forth under IRC §401(a)(17).
B.	Every individual who participates in the Thrift Plan and who (i) has potential contributions to the Thrift Plan limited by IRC requirements to a point which precludes the individual’s receipt of the maximum matching Company Contributions provided under Article VI of the Thrift Plan; (ii) is limited by IRC requirements to making contributions to the Plan at a percentage that is less than their elected contribution percentage; and (iii) continues to make After-Tax and MSP Contributions to the Thrift Plan at the maximum rate as limited by IRC requirements.

As used in this Section B, the term “IRC requirements” includes, and is limited to the following requirements:
1.	IRC §415;

2.	IRC §401(k) (Actual Deferral Percentage test) and IRC §401(m) (Actual Contribution Percentage test);

3.	The IRC §402(g) annual dollar limitation on MSP Contributions; or

4.	The annual compensation limit as set forth under IRC §401(a)(17).
C.	Marathon Oil Company employees in Grade 19 and above who are limited to contributing an amount to their MSP Account which is less than the maximum potential amount of contributions that could be matched by Company Contributions under the Thrift Plan (i) because of the results of the Actual Deferral Percentage test, or (ii) because of the attainment of the annual dollar limitation on MSP Contributions, and who:
1.	continues to contribute their maximum permissible amount to the MSP Account as determined under the Thrift Plan; and

2.	is not suspended from making After-Tax Contributions under the terms of the Thrift Plan.
Effective January 1, 2006, any Excess Thrift accruals for employees eligible for the Marathon Oil Company Deferred Compensation Plan shall accrue under the Deferred Compensation Plan rather than the MOC Excess Benefit Plan, regardless of whether the eligible employee elects to participate in the Deferred Compensation Plan.

Every individual who is eligible to receive benefits under this Excess Benefit Plan by reason of their active employment with the Company shall be known as a Participant. Every individual who becomes eligible to receive benefits under this Excess Benefit Plan in the event of the death of a Participant shall be known as a

Beneficiary. The Beneficiary of a Participant under this Excess Benefit Plan shall be such Beneficiary as may be provided under Article VI, Section B of this Plan.
ARTICLE III
III.	Excess Retirement and Thrift Benefits
A.	Amount of Excess Retirement Benefit

The amount of Excess Retirement Benefit which a Participant or Beneficiary is entitled to receive shall be equal to the excess of (1) over (2) below:
(1)	The amount of benefit which such Participant or Beneficiary would be entitled to receive under the Retirement Plan if such benefit were computed without giving effect to the limitations referenced under Article II, Section A of this Plan and including elected deferred compensation contributions as permitted under the Marathon Oil Company Deferred Compensation Plan; less

(2)	The amount of benefit which such Participant or Beneficiary is entitled to receive under the Retirement Plan.
Employees in Grade 19 and above who are MRO Officers shall be entitled to an additional Excess Retirement Benefit equal to the difference between (3) and (4) below:
(3)	An amount calculated under the Retirement Plan benefit formula, without regard to any IRC-mandated limitations and including elected deferred compensation contributions as permitted under the Marathon Oil Company Deferred Compensation Plan, and substituting the following Final Average Pay (FAP) definition for the definition of “Final Average Pay” contained in the Retirement Plan:
Final Average Pay shall be the highest pay, excluding bonuses, of a member for any consecutive 36-month period during the last ten years of employment plus the highest three bonuses paid out of the last 10 years (not necessarily consecutive), divided by 36.
The following applies to any employee of a participating employer who is not eligible as of December 31 of a given calendar year, but who was an eligible member during such calendar year:
a.	The end-date for the ten-year period for identifying the three high (not necessarily consecutive) bonuses is frozen as of the December 31 of the year during which the employee lost eligibility under the Plan. (Hereinafter referred to as “Supplemental Bonus Recognition Period”.) The bonus earned during the last year of the Supplemental Bonus Recognition

Period but paid in the following calendar year will replace the last bonus paid in the Supplemental Bonus Recognition Period provided it is greater than the last bonus paid in the Supplemental Bonus Recognition Period.

b.	No additional bonuses earned after the frozen end-date of the Supplemental Bonus Recognition Period will be recognized for the purpose of the three highest non-consecutive bonus recognition formula.

c.	On December 31 of each calendar year following the frozen end-date of the Supplemental Bonus Recognition Period, the Supplemental Bonus Recognition Period will be reduced by one year until it reaches zero, thereby resulting in a total “wear-away” of the employee’s Supplemental Bonus Recognition Period.
With respect to an employee who transfers to a participating employer from a non-participating employer of the Marathon Oil Corporation Controlled Group and who prior to their transfer had a Supplemental Bonus Recognition Period with a frozen end-date under their previous employer’s Excess Benefit Plan, such employee’s Supplemental Bonus Recognition Period, if applicable under the terms of Marathon’s Excess Benefit Plan, will be the same length as established at the time of the transfer and will continue to reduce under the terms of this Plan.
(4)	An amount as normally determined under the Retirement Plan, plus any retirement benefit otherwise payable under the Excess Benefit Plan (i.e., exclusive of any benefits attributable to the calculation in (3) above).
B.	Amount of Excess Thrift Benefit

The amount of Excess Thrift Benefit which a Participant or Beneficiary is entitled to receive shall be equal to the sum of the excess of (1) over (2) below for each calendar year accumulated with interest to date of payment at the “Cash with Interest” rate provided under Article VIII of the Thrift Plan:
(1)	The amount of Company Contributions under Article VI of the Thrift Plan that would have been credited to the Participant’s Thrift Plan account if the limitations referenced under Article II, Sections B and C of this Plan were not given effect for such year; less

(2)	The amount of Company Contributions actually credited to the Participant’s account in such year.
If the “Cash with Interest” rate becomes unavailable for any reason, the Company shall, at its sole discretion, substitute a similar interest rate which will be applicable for time periods thereafter.

C.	Payment of Excess Benefits

Payment of Excess Benefits shall be accomplished by means of unfunded payments directly from the Company.

Participants and Beneficiaries must commence their Excess Retirement Benefits following the participant’s separation from service (in accordance with the distribution rules approved by the Plan Administrator) regardless of whether they have commenced benefits under the qualified Retirement Plan. A Participant must be vested under the Retirement Plan in order for an Excess Retirement Benefit to be payable. The amount of any lump sum payment hereunder shall be determined by using the same factors and assumptions which would be used by the Retirement Plan for such Participant or Beneficiary at the time the form of payment is calculated. In the event a participant has not made a distribution election, their Excess Retirement Benefit will be distributed as a lump sum.

Excess Thrift Benefits shall be paid only to Participants who are fully vested under the Thrift Plan or to their Beneficiaries. Payment of Excess Thrift Benefits shall be made in a single sum payment upon the Participant’s termination of employment from the Company or in such other manner as may be approved by the Plan Administrator prior to the Participant’s termination of employment. The balance of any Excess Thrift Benefit not paid at the Participant’s retirement or termination of employment shall accrue interest at the “Cash with Interest” rate provided under Article VIII of the Thrift Plan until the entire balance has been paid. If the “Cash with Interest” rate becomes unavailable for any reason, the Company shall, at its sole discretion, substitute a similar interest rate which will be applicable for time periods thereafter.
ARTICLE IV
IV.	Administration of Excess Benefit Plan

The Company has delegated its administrative authority hereunder to the Plan Administrator of the Retirement Plan or their successor. The Plan Administrator shall have authority to control and manage the operation and administration of the Excess Benefit Plan, including all rights and powers necessary or convenient to the carrying out of its functions hereunder. The Plan Administrator has the authority to appoint Assistant Plan Administrators as may be deemed necessary.
ARTICLE V
V.	Amendment or Termination
A.	Amendments and Termination

The Company, in its sole discretion, may amend or terminate this Excess

Benefit Plan at any time, but in no event shall such amendment or termination adversely affect the benefits accrued to the Participants or Beneficiaries hereunder prior to the effective date of such amendment or termination.
B.	Notice of Amendment or Termination

The Plan Administrator shall notify Participants or Beneficiaries under the Excess Benefit Plan of any amendment affecting their benefits under or terminating the Excess Benefit Plan within a reasonable time after such action.
ARTICLE VI
VI.	Miscellaneous
A.	No Guarantee of Employment, etc.

Neither the creation of the Excess Benefit Plan nor anything contained herein shall be construed as giving any Participant hereunder or other employees of the Company any right to remain in the employ of the Company.

B.	Beneficiaries

If a member dies prior to retirement or termination, the Retirement Excess Benefit will be paid to the eligible surviving spouse or estate (if no eligible surviving spouse). For retired or terminated members and subject to any designation guidelines established by the Plan Administrator, each retired or terminated Participant shall have the right at any time to designate, rescind or change the designation of, a primary and a contingent Beneficiary to receive the Retirement Excess Benefits payable in the event of the Participant’s death. Such designation, rescission or change of designation shall be made in writing, shall be filed with the Plan Administrator, and shall be controlling over any disposition by will or otherwise.
1.	Thrift Excess Benefits of the deceased’s members account will be paid to the beneficiary or beneficiaries designated under the Thrift Plan.

2.	All Members

In any event, if there is no valid beneficiary under the terms of this Plan, the benefits under this Plan will be paid to the person or persons comprising the first surviving class of the Eligible Classes as set forth below:
a.	The Participant’s spouse.

b.	The Participant’s children.

c.	The Participant’s surviving parents.

d.	The Participant’s surviving brothers and sisters.

e.	The executor or administrator of the Participant’s estate.
C.	Rights of Participants and Beneficiaries

Payment of benefits hereunder to Participants or Beneficiaries shall be made only to them or their legal representatives, and there shall be no interest in any benefit payments to be made prospectively, or any part thereof, nor shall benefits hereunder or the expectation of such benefits be assignable by operation of law or otherwise, or be subject to any form of reduction for the debts or defaults of such Participants or Beneficiaries whether to the Company or to others. However, this Section C shall not apply to portions of benefits applied at the direction of the person eligible to receive such benefits to the premiums on life or health insurance provided under any Company program, or to the withholding of taxes.

D.	No Requirement to Fund

No provisions in the Excess Benefit Plan, either directly or indirectly, shall be construed to require the Company to reserve, or otherwise set aside, funds for the payment of benefits hereunder.

Any payments are to be made from the general assets of the Company. The Company’s obligation to make payments is a general obligation which is outside the provisions of its qualified plans and the trusts created thereunder.

E.	Controlling Law

To the extent not preempted by the laws of the United States of America, the laws of the State of Texas shall be the controlling state law in all matters relating to the Excess Benefit Plan and shall apply.

F.	Severability

If any provisions of the Excess Benefit Plan shall be held illegal or invalid for any reason, said illegality or invalidity shall not affect the remaining parts of the Excess Benefit Plan, but this Plan shall be construed and enforced as if said illegal or invalid provision had never been included herein.

G.	Affect on Other Benefit Plans

Any benefit payable under the Retirement Plan or the Thrift Plan shall be paid solely in accordance with the terms and provisions of those Plans, and nothing in the Excess Benefit Plan shall operate or be construed in any way to modify, amend, or affect the terms and provisions of the Retirement Plan or Thrift Plan.

ARTICLE VII
In addition to the other methods of amending MOC’s employee benefit plans, practices, and policies (hereinafter referred to as ‘MOC Employee Benefit Plans’) which have been authorized, or may in the future be authorized, by the Marathon Oil Company Board of Directors, the Company’s Vice President of Human Resources may approve the following types of amendments to MOC Employee Benefit Plans:
i.	With the opinion of counsel, technical amendments required by applicable laws and regulations;

ii.	With the opinion of counsel, amendments that are clarifications of plan provisions;

iii.	Amendments in connection with a signed definitive agreement governing a merger, acquisition or divestiture such that, for MOC Employee Benefit Plans, needed changes are specifically described in the definitive agreement, or if not specifically described in the definitive agreement, the needed changes are in keeping with the intent of the definitive agreement;

iv.	Amendments in connection with changes that have a minimal cost impact (as defined below) to the Company; and

v.	With the opinion of counsel, amendments in connection with changes resulting from state or federal legislative actions that have a minimal cost impact (as defined below) to the Company.
For purposes of the above, “minimal cost impact” is defined as an annual cost impact to the Company per MOC Employee Benefit Plan case that does not exceed the greater of (i) an amount that is less than one-half of one percent of its documented total cost (including administrative costs) for the previous calendar year, or (ii) $100,000.

     IN WITNESS WHEREOF, Marathon Oil Company has caused its name to be hereunto subscribed by its Vice President, Marathon Oil Company, and its corporate seal to be hereto affixed.

MARATHON OIL COMPANY

		By:	/s/ Kenneth L. Matheny

		Its:	Kenneth L. Matheny
Vice President

Attest:

Its:

(Corporate Seal)

STATE OF TEXAS )
) ss.
COUNTY OF HARRIS)
     On this                    day of                                         , 2006, before me, a notary public within and for the State of Texas, personally appeared Kenneth L. Matheny and                                                             , to me personally known, who being by me first duly sworn, did depose and say that they are the Assistant Treasurer, and the                                                             , respectively, of Marathon Oil Company, the Corporation named in and which executed the foregoing instrument; that the seal affixed to the instrument (if any) is the seal of said corporation, and that said instrument was signed and sealed on behalf of said corporation by authority of its Board of Directors; and they acknowledged said instrument to be the free act and deed of said corporation.

Notary Public, State of Texas

(Notarial Seal)